RESTATED CERTIFICATE OF INCORPORATION
                            OF
                     ICOS CORPORATION

     ICOS Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

     1.	The original Certificate of Incorporation was filed
with the Secretary of State on September 21, 1989.

     2.	The following Restated Certificate of Incorporation
was duly proposed by the corporation's Board of Directors and adopted by the corporation's stockholders in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

                   ARTICLE 1.  NAME

     The name of this corporation is ICOS Corporation.

       ARTICLE 2.  REGISTERED OFFICE AND AGENT

     The address of the initial registered office of this corporation is 1013 Centre Road, Wilmington, Delaware 19805, and the name of its initial registered agent at such address is The Prentice-Hall Corporation System, Inc.

                 ARTICLE 3.  PURPOSES

     The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  ARTICLE 4.  SHARES

     The total authorized stock of this corporation shall consist of 100,000,000 shares of common stock having a par value of $.01 per share and 2,000,000 shares of preferred stock having a par value of $.01 per share. Authority is hereby expressly granted to the Board of Directors to fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions that are permitted by Delaware General
Corporation Law in respect of any class or classes of stock or any series of any class of stock of the corporation.

                  ARTICLE 5.  BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this corporation, subject to the power of the stockholders to amend or repeal such Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws for this corporation.

           ARTICLE 6.  ELECTION OF DIRECTORS

     The Board of Directors shall be composed of not less than three nor more than twelve Directors, the specific number to be set by resolution of the Board of Directors; provided that the Board may be less than three until vacancies are filled. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Board of Directors shall be divided into three classes, with the classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At the 1993 annual meeting of stockholders, the following classes shall be elected for the terms set forth below:

             Class                         Term
             -----                         ----
             Class 1                       1 year

             Class 2                       2 years

             Class 3                       3 years

     At each annual meeting of stockholders following the 1993 annual meeting, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of stockholders. Unless a Director dies, resigns or is removed, he or she shall hold office for the term elected or until his or her successor is elected and qualified, whichever is later. Directors may be removed only for cause. Directors need not be stockholders. Written ballots are not required in the election of Directors.

     Any amendment or modification of this Article 6 shall require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote at an election of Directors; provided, however, that the number of Directors may be increased above twelve by the affirmative vote of two-thirds of the Continuing Directors then in office.
"Continuing Directors" means the Directors who are members of the Board of Directors immediately following the 1993 annual meeting of stockholders and each new Director nominated or elected by a majority of the Continuing Directors.


              ARTICLE 7.  PREEMPTIVE RIGHTS

     Preemptive rights shall not exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

              ARTICLE 8.  CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this corporation.

     ARTICLE 9.  AMENDMENTS TO CERTIFICATE OF INCORPORATION

     This corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter permitted by law, and the rights of the stockholders of this corporation are granted subject to this reservation.

         ARTICLE 10.  LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the Delaware General Corporation Law, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a Director of this corporation shall not be liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of this Article 10 shall not adversely affect any right or protection of a Director of this corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

    ARTICLE 11.  ACTION BY STOCKHOLDERS WITHOUT A MEETING

     Any action that could be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action taken is signed by all the stockholders entitled to vote with respect to the subject matter thereof.


     IN WITNESS WHEREOF, the undersigned has executed this document and affirms that the statements herein are true and this instrument is the act and deed of ICOS Corporation as of this 8th day of May, 1996.

ICOS CORPORATION

/S/  George B. Rathmann
George B. Rathmann, Chairman,
Chief Executive Officer and
President